Free Writing Prospectus Dated September 13, 2007
Registration Statement No. 333-126967
Filed Pursuant to Rule 433 of the Securities Act of 1933
FINAL TERM SHEET

Issuer:	Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Supplemental Indenture:	Forty-sixth, dated as of September 1, 2007

Format:	SEC Registered

Trade Date:	September 13, 2007

Settlement Date:	September 18, 2007

Joint Book-Running Managers:	Banc of America Securities LLC
Greenwich Capital Markets, Inc.
Barclays Capital Inc.
Deutsche Bank Securities Inc.

Co-Managers:	Goldman, Sachs & Co.
Lazard Capital Markets LLC
The Williams Capital Group, L.P.

Tranche A

Security:	First Mortgage Bonds, 5.80% Series due 2017

Expected Ratings:	A2 (Moody’s); A- (S&P); A+ (Fitch)

Principal Amount:	$250,000,000

Date of Maturity:	September 15, 2017

Interest Rate:	5.80%

Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15, commencing March 15, 2008

Public Offering Price:	99.731% of the principal amount thereof, plus no accrued interest to the date of payment and delivery.

Benchmark Treasury:	4.75% UST due on August 15, 2017

Benchmark Treasury Yield:	4.486%

Spread to Benchmark Treasury:	135 basis points

Re-offer Yield:	5.836%

Redemption Terms:	Optional — redeemable prior to maturity, in whole or in part, at the option of the Company at a make-whole redemption price (as defined and described in further detail in the Prospectus Supplement) using applicable treasury rate plus 25 basis points.

Special — redeemable prior to maturity, in whole but not in part, upon the occurrence of specific events, at the option of the Company at a make-whole redemption price (as defined and described in further detail in the Prospectus Supplement).

Tranche B

Security:	First Mortgage Bonds, 6.35% Series due 2037

Expected Ratings:	A2 (Moody’s); A- (S&P); A+ (Fitch)

Principal Amount:	$500,000,000

Date of Maturity:	September 15, 2037

Interest Rate:	6.35%

Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15, commencing March 15, 2008

Public Offering Price:	99.868% of the principal amount thereof, plus no accrued interest to the date of payment and delivery.

Benchmark Treasury:	4.75% UST due on February 15, 2037

Benchmark Treasury Yield:	4.760%

Spread to Benchmark Treasury:	160 basis points

Re-offer Yield:	6.360%

Redemption Terms:	Optional — redeemable prior to maturity, in whole or in part, at the option of the Company at a make-whole redemption price (as defined and described in further detail in the Prospectus Supplement) using applicable treasury rate plus 30 basis points.

Special — redeemable prior to maturity, in whole but not in part, upon the occurrence of specific events, at the option of the Company at a make-whole redemption price (as defined and described in further detail in the Prospectus Supplement).
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov (and more specifically, at the URL link http://sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000037637&owner=include). Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.

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